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                                                                   Exhibit 10.15

                           FUNDING AND LOAN AGREEMENT

         This Funding and Loan Agreement is entered into and effective this 1st day of February, 1996, by and between the United Auburn Indian Community, 661 Newcastle Road, #1, Newcastle, California 95658, a federally recognized Indian Tribe (hereafter "Auburn" or the "Community") and Table Mountain/ACES Joint Venture, a joint venture between American Casino Enterprises, Inc., 6243 Industrial Road, Las Vegas, Nevada 89118, a Nevada corporation, and the Table Mountain Band of Indians of the Table Mountain Rancheria, P. O. Box 410, Friant, California 93623, a federally recognized Indian Tribe (hereafter "Lender").

                                    RECITALS

         WHEREAS, the Community is a federally recognized Indian Tribe with a governing body recognized by the Secretary of the Interior; and

         WHEREAS, under the Auburn Indian Restoration Act, P.L. 103- 434, 25 U.S.C. Section 1300(1), the Secretary of the Interior is required to take into trust for the Community certain lands located in Placer County, California as an initial reservation for the Community; and

         WHEREAS, the Community has identified certain lands consisting of approximately ninety (90) acres in Placer County as the Community's proposed reservation; and

         WHEREAS, the Community's proposed reservation will incorporate housing, community, cultural and economic development components, including a tribal Gaming Enterprise; and

         WHEREAS, the Community desires to expedite the development of the economy of the United Auburn Indian Community in order to improve tribal self-government and economic self-sufficiency, to enable the Community better to serve the social, economic, educational and health needs of its members and to provide its members with opportunities to improve their own economic circumstances without having to work outside of the tribal community; and

         WHEREAS, the Community will incur certain costs and expenses prior to the opening of the tribal Gaming Enterprise including among others, general governmental expenses, planning and development costs, land acquisition expenses, construction costs and pre-opening expenses; and

         WHEREAS, the Community presently lacks the financial resources to pay these necessary costs and expenses; and

         WHEREAS, Lender has the financial resources, experience, expertise and respect for tribal sovereignty necessary to assist the Community in achieving its objectives; and

         WHEREAS, Lender recognizes that the Community seeks to maintain exclusive control over all aspects of tribal affairs, including the operation of the Gaming Enterprise, which the Community will manage through a Board of Directors composed exclusively of tribal members appointed by the tribal government.

         NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties agree as follows:

                               ARTICLE I. PURPOSE

         1.1. General Purpose. The purpose of this Funding and Loan Agreement is to memorialize certain agreements reached between the parties concerning Lender's financial support for the acquisition of certain lands for the Community's Initial Reservation, the development of portions of the Initial Reservation for the operation of a tribal Gaming Enterprise, and the
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utilization of Lender's consulting services in the technical operation of the proposed Gaming Enterprise on the Community's Initial Reservation.

         1.2. Specific Obligations. Lender's financial support shall be provided through two distinct mechanisms as set forth in this Agreement. Between the execution of this Agreement and the date of opening the Community's Gaming Enterprise, Lender shall have certain Nonreimbursable Funding Commitments to the Community, as described in and subject to the provisions of Article III below.

Additionally, Lender shall loan the Community the funds necessary to acquire the Initial Reservation, have those lands placed into trust for the benefit of the Community, and plan, develop and construct the Gaming Enterprise, under the terms and conditions set forth hereunder. Finally, in the event that Lender fulfills its financial commitments to the Community as specified herein, the Lender shall provide certain consulting services to the Community and its Gaming Enterprise, as set forth in the Consulting Agreement attached hereto as Exhibit A.

         1.3. Lender's Right To Terminate. At any time during the term of this Agreement, and upon thirty (30) days written notice to the Community, Lender may terminate its Nonreimbursable Funding Commitments and its obligation to fund the Loan under this Agreement. In the event that Lender exercises this right to terminate, Lender shall have no further obligations under this Agreement, the Community shall be entitled to keep all payments or other benefits that it has received under this Agreement, any and all repayment rights that Lender would otherwise have under the Loan Documents shall be extinguished, and the Consulting Agreement attached hereto as Exhibit A shall be deemed null and void and of no further force or effect.

                             ARTICLE II. DEFINITIONS

         2.1. Definitions. Unless the context requires a different meaning, the capitalized terms used in this Funding and Loan Agreement and the Exhibits hereto shall have the meanings ascribed to them below.

              a. "Advance" shall mean a disbursement or advance of proceeds of the Loan by Lender.

              b. "Available Commitment" shall mean, on the date of funding of any Advance under this Funding and Loan Agreement, an amount to be agreed upon by the parties as sufficient to achieve the purposes of this Agreement, but in no event greater than Fifteen Million Dollars ($15,000,000.00), minus the principal amount of the Loan outstanding on that date.

              c. "Availability Period" shall mean the period commencing on the Effective Date and ending on the Maturity Date, or such earlier date on which Lender's obligation to make Advances may be terminated pursuant to the provisions of this Funding and Loan Agreement.

              d. "Base Rate" shall mean that rate of interest publicity announced, quoted or published by Wells Fargo Bank from time to time, at its Sacramento, California, office, as its "Prime Rate", plus one and one-half percent (1.5%).

              e. "Business Day" shall mean any day other than Saturday, Sunday or any day on which banking institutions in the City of Sacramento, California, are authorized or obligated by law or executive order to be closed.

              f. "Community" shall mean United Auburn Indian Community, a federally recognized Indian tribe.

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              g. "Collateral" shall mean the property, assets and interests more particularly described on Exhibit "C" attached hereto, together with any and all additions, extensions, modifications, replacements, substitutions, and the proceeds and products thereof.

              h. "Default Rate" shall mean a per annum rate of interest which is equal to the Base Rate plus four (4) percentage points.

              i. "Effective Date" shall mean February 1, 1996.

              j. "Event of Default" shall have the meaning set forth in Article X below.

              k. "Gaming Enterprise" shall mean the Gaming Enterprise owned by the Community and located on the Initial Reservation of the Community.

              l. "Initial Reservation" shall mean the first lands located in Placer County, California, which shall be taken into trust for the benefit of the Community by the Secretary of the Interior under the Auburn Indian Restoration Act for the purpose, among other things, of establishing the Gaming Enterprise.

              m. "Loan Agreement" shall mean this Funding and Loan Agreement.

              n. "Loan Documents" shall mean this Loan Agreement, the Note, and the Security Agreement.

              o. "Loan" shall mean the loan or loans made pursuant to this Loan Agreement.

              p. "Maturity Date" shall mean the date which corresponds to the expiration of the five (5) year term of the Consulting Agreement.

              q. "Nonreimbursable Funding Commitments" shall mean those obligations of Lender to provide financial support to the Community which are other than Advances of Loan proceeds, and which are described in Article III, below.

              r. "Note" shall mean the Line of Credit Promissory Note in the aggregate principal amount not to exceed Fifteen Million Dollars
($15,000,000.00) to be executed by Community in favor of Lender and substantially in the form of Exhibit "B" attached hereto.

              s. "Obligations" shall mean all obligations of every nature of Community from time to time owed to Lender under the Loan Documents including, without limitation, the payment of the obligations evidenced by the Note.

              t. "Opening Date" shall mean the date on which the Community's Gaming Enterprise opens for business to the public.

              u. "Person" shall mean and include any natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trust, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies, including tribal governments and agencies and political subdivisions thereof.

              v. "Secretary" shall mean the Secretary of the Interior or his authorized designee.

              w. "Security Agreement" shall mean the Security Agreement to be executed by Community, as Debtor, and Lender, as Secured Party, substantially

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in the form of Exhibit "C" attached hereto and granting to Lender a security interest in the Collateral.

              x. "Trust Acquisition Date" shall mean the date on which the Secretary takes the Initial Reservation into trust for the benefit of the Community for gaming purposes.

         2.2. Other Definitional Provisions. References to "Articles", "Sections" and "Subsections" shall be references to Articles, Sections and Subsections, respectively of this Loan Agreement unless otherwise specifically provided.

                ARTICLE III. NONREIMBURSABLE FUNDING COMMITMENTS

         3.1. Nature of Commitments. Commencing on the Effective Date of this Agreement, and continuing until the Opening Date of the Gaming Enterprise, Lender shall have and shall fulfill the following Nonreimbursable Funding Commitments, the payments of which shall be nonrefundable and nonreimbursable by the Community, and which payments are not Advances of Loan proceeds or otherwise repayable by the Community:

              a. Monthly Payment. Lender shall pay the Community the sum of Twenty Two Thousand Five Hundred Dollars ($22,500.00) per month, payable on the first day of each month. These funds shall be used by the Community for tribal purposes, and Lender shall have no authority to determine how such funds shall be expended by the Community.

              b. Trust Acquisition Bonus Payment. Within ten (10) days after the Trust Acquisition Date, Lender shall make an additional non-refundable payment to the Community of One Hundred Twenty-Five Thousand Dollars ($125,000.00).

              c. Stock Options. Within ten (10) days after the Trust Acquisition Date, Lender shall cause to be issued to the Community options to purchase thirty thousand (30,000) shares of the common stock of American Casino Enterprises, Inc., to be exercised within five (5) years, at the market price of said shares on the Trust Acquisition Date, which transaction shall be governed by Rule 144 and other applicable Securities and Exchange Commission regulations and requirements While this Agreement remains in effect, Lender shall cause to be issued to Community options to purchase a like number of shares, under the same terms and conditions, on the first, second, third and fourth anniversary dates of the Trust Acquisition Date, such that if this Agreement continues to remain in effect, the Community will be granted options to purchase one hundred fifty thousand (150,000) shares of American Casino Enterprises, Inc. common stock over a five year period.

                      ARTICLE IV. AMOUNT AND TERMS OF LOAN

         4.1. Extension of Credit. Subject to the terms and conditions of this Funding and Loan Agreement, Lender agrees to make Advances (all of which are collectively referred to as the "Loan") to Community; provided, however, that the principal amount of any such requested Advance shall not exceed the Available Commitment.

         4.2. Purpose of Loan. Loan proceeds advanced by Lender shall be used exclusively for one or more of the following purposes:

              a. to pay the costs required for compliance with the National Environmental Policy Act (hereafter "NEPA") associated with the acquisition of the Community's Initial Reservation;

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              b. to make purchase option payments on the lands to be acquired for the Community's Initial Reservation, in an amount not to exceed Twenty Five Thousand Dollars ($25,000.00) per month, prior to the time such lands are acquired by the Community.

              c. to pay the costs of acquiring the lands for the Community's Initial Reservation, which lands shall be taken into trust for the Community by the Secretary.

              d. to pay the costs of developing, constructing, furnishing, equipping and providing initial start-up capital for the Community's Gaming Enterprise on the Initial Reservation in an amount not to exceed the Available Commitment. The Gaming Enterprise shall initially be designed and used for the conduct of class II gaming activities only (as defined under the Indian Gaming Regulatory Act; hereafter "IGRA"). In the event that at that time, or subsequently, the Community has entered into a tribal state compact with the State of California that permits the conduct of class III gaming (as defined under IGRA), Lender shall thereupon advance Loan funds to the Community to expand and equip the existing Enterprise or construct a new Gaming Enterprise to conduct class III gaming activities, but in no event shall the Available Commitment by Lender under this Agreement exceed Fifteen Million Dollars ($15,000,000.00).

         4.3. Note. The obligation of Community to repay the Loan to Lender shall be evidenced by the Note.

         4.4. Interest. The Loan shall bear interest upon the unpaid principal balance at the Base Rate. Interest shall be due and payable monthly in arrears on the first day of each month and shall be calculated based upon a three hundred sixty (360) day year on a per diem basis.

         4.5. Security Agreement. The obligation of Community to repay the Loan to Lender shall be secured by a first position security interest in the Collateral as evidenced by the Security Agreement. Community shall not sell, assign, transfer, convey or otherwise encumber the Collateral except as authorized under the Loan Documents.

         4.6. Time and Manner of Payment. The Loan or so much thereof as remains outstanding under the Note, together with all unpaid interest accrued thereon, and all other amounts payable by Community with respect to the Note and under the terms of the Loan Documents, which relate in any manner to the Loan, shall be due and payable on the Maturity Date. All payments of principal, interest and fees under the Loan Documents shall be made as provided, and on the terms set forth, in the Loan Documents, and without notice, demand, deduction, setoff or counterclaim in immediately available funds delivered to Lender in care of Table Mountain Casino, 8184 Table Mountain Road, P. O. Box 445, Friant, California 93626. Notwithstanding any other loan repayment obligation in the Loan Documents, it is expressly agreed that any and all net income of the Gaming Enterprise received by the Community in any month in excess of Five Hundred Thousand Dollars ($500,000.00) (after the recognition of consulting fees) shall be used by the Community to repay the Loan. Unless there is then in existence an Event of Default, any payments received pursuant to the Loan Documents shall be applied as follows:

              a. First, to the payment of any amounts due under the Loan Documents other than principal or interest on the Note, of which Community has been given notice or which is otherwise authorized pursuant to this Agreement;

              b. Second, to all interest on the Note, accrued to the date of such payment; and

              c. Third to payment of principal on the Note.

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         4.7.  Holidays. If any payment to be made by Community on the Loan shall become due on a day other than Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in computing any interest due and payable as part of such payment.

         4.8. Payments Free of Taxes. All payments made by Community in connection with this Loan Agreement shall be made free and clear and without reduction by reason of, any present and future taxes, levies, impositions, deductions, charges or withholdings, which amounts shall be paid by Community.

         4.9. Late Payment. Should any installment of principal and interest not be paid when due, or should the principal balance of the Loan not be paid by Community in full on the Maturity Date, or upon and after the occurrence of an Event of Default and during the time period an Event of Default shall remain uncured, the entire unpaid principal balance of the Loan shall thereafter bear interest at the Default Rate. The application of the Default Rate of interest shall not be interpreted or deemed to limit any of Lender's remedies under this Loan Agreement or the other Loan Documents.

         4.10. Immediately Available Funds. All borrowings and payments hereunder shall be in U.S. Dollars and in immediately available funds.

         4.11. Survivability. All of Community's obligations under this Article IV shall survive the repayment of the Loan made hereunder.

         4.12. Repayment. Community shall have the right to prepay the Loan, in whole, or in part, at any time, without penalty. Any such prepayment shall be accompanied by the payment of accrued interest on the amount prepaid to the date of payment.

                          ARTICLE V. CONDITIONS TO LOAN

         5.1. Conditions Precedent. Lender's obligation to make the Loan under this Loan Agreement is conditioned on the satisfaction of the following conditions precedent:

               a. Delivery of Loan Documents. Community shall execute and deliver to Lender (or shall cause to be executed and delivered to Lender) each and all of the Loan Documents.

               b. Consulting Agreement. Community and Lender shall have executed the Consulting Agreement attached hereto as Exhibit A.

               c. Licensing. Community or Community's Gaming Commission shall have issued to Lender, it's owners, officers, agents and employees, the appropriate tribal gaming licenses necessary for Lender to act as both Lender under this Loan Agreement and Consultant under the Consulting Agreement, which licenses shall extend through the Maturity Date.

               d. Project Budget. Community and Lender shall have agreed upon and approved a project budget for the use and distribution of Loan proceeds under this Agreement.

               e. Necessary Approvals. Lender shall have received approval, or notice that no approval is required, of the Loan Documents and the Consulting Agreement from the Secretary or such other federal officials as Lender shall reasonably determine may be required.

                            ARTICLE VI. DISBURSEMENTS

         6.1. Disbursement of Loan Proceeds. Provided that no Event of Default exists under this Loan Agreement or any of the other Loan Documents, and that

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the representations and warranties set forth in Article VI below remain true, correct and complete in all material respects, and upon satisfaction of the conditions precedent set forth in Article V above and Section 6.2 below, and upon written approval of draw requests by Community and Lender, Lender shall disburse the proceeds of the Loan into a checking account established for that purpose, within five (5) business days after receipt and approval by Lender of Community's request for an Advance of the Loan. Requests for Advances of Loan proceeds shall be made on forms satisfactory to Lender and shall include such documentation as is necessary to demonstrate the purpose of the Advance, including but not limited to invoices, receipts, inventories, certificates of insurance, lien waivers, and such other instruments as may be required by Lender.

         6.2. Conditions Precedent for Construction Draws. Prior to the disbursement of any proceeds of the Loan for purposes of construction of the Gaming Enterprise, (but not including engineering or architectural services), Community shall have satisfied the following conditions:

              a. Survey. Community shall furnish Lender with a survey of the Initial Reservation prepared by an accredited land surveyor, which survey shall locate all property lines, easements, rights of way or other physical matters affecting the use or development of the property.

              b. Final Plans. Community shall furnish Lender, and Lender shall approve, final plans, drawings and specifications for the construction of the Gaming Enterprise.

              c. Construction Contracts. Community shall furnish Lender, and lender shall approve, all construction contracts necessary for the development and construction of the Gaming Enterprise.

              d. Building Permits. Community shall furnish Lender with copies of all permits issued by any governmental agency, if any, required to authorize construction of the Gaming Enterprise.

              e. Architect's Certificate. Community shall furnish Lender with a written certification by the project architect, or other authorized official, that the construction services to be paid for have been performed in a good and workmanlike manner, and in accordance with the approved plans and Permits.

         6.3. Change Orders. Without invalidating this Loan Agreement, any additions, deletions, or revisions in work will be authorized by change orders. Additional work performed by the general contractor without authorization of a change order will not entitle him or her to an increase in the contract price or an extension of the contract time. The Community will execute appropriate change orders prepared by the architect or the engineer covering changes in the work to be performed and any other claim of contractor for a change in the contract time or the contract price. All change orders must be approved, in writing, by Lender, Community, and the architect or the engineer.

                             ARTICLE VII. INSURANCE

         7.1. Insurance Required. The Community will maintain, or cause to be maintained, with responsible insurance carriers licensed to do business in the State of California, insurance satisfactory to Lender as follows:

              a. Builder's Risk Insurance. During the course of construction, builder's risk insurance on an "all risk" basis on a completed value form for full replacement value covering the interest of the Community (and its

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contractors) in all work incorporated into the improvements and all materials and equipment in, or about the Gaming Enterprise.

              b. General Liability Insurance. Commercial general liability insurance in amounts and with coverage consistent with gaming industry standards for operations of similar size.

              c. Worker's Compensation. Worker's Compensation and Employer's Liability Insurance, subject to statutory limits under California law.

              d. Other. Such other insurance with respect to the Gaming Enterprise as Lender may reasonably require from time to time against other insurable hazards.

              e. Endorsements. The insurance policies required under subsections a-d above shall name Lender as an additional insured, and shall include provisions requiring not less than thirty (30) days written notice to Lender before such policies are cancelled. Community shall provide Lender with satisfactory evidence that the insurance requirements contained herein have been and continue to be met.

                  ARTICLE VIII. REPRESENTATIONS AND WARRANTIES

         8.1. Consideration. As an inducement to Lender to execute this Loan Agreement and to make the Loan to Community, Community represents, warrants and covenants to Lender the truth and accuracy of the matters set forth in this
Article VII.

         8.2. Due Organization. Community is a federally recognized Indian tribe, duly organized and validly existing under its Constitution and Bylaws and the laws of the United States of America.

         8.3. Authority of Community. Community has full power and authority to execute, deliver and perform its obligations under this Loan Agreement and under all applicable Loan Documents.

         8.4. Authorization and Enforceability. The Consulting Agreement, this Loan Agreement, the Note and the Security Agreement have been duly authorized, executed and delivered by Community and are the legal, valid and binding obligations of Community, enforceable against Community in accordance with their respective terms.

         8.5. Licenses, Permits and Authorizations. All certificates, permits, licenses and other authorizations of government bodies or authorities which are necessary to permit the operation of the Gaming Enterprise have been obtained and are in full force and effect or good faith efforts will be used to obtain the same as appropriate.

         8.6. No Conflict. The execution, delivery and performance of the Loan Documents will not result in a breach of or constitute a default under any mortgage, deed of trust, lease, loan or credit agreement, or any other agreement to which Community is a party or by which Community may be bound or affected, nor will the execution, delivery and performance of the Loan Documents conflict with or result in a breach of any present order, rule or regulation applicable to the Community.

         8.7. Title to Collateral. Community holds good and marketable title to the Collateral, free and clear of all liens, claims and encumbrances, other than those contemplated by this Agreement and the other Loan Documents.

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                              ARTICLE IX. COVENANTS

         9.1. Consideration. As an inducement to Lender to execute this Loan Agreement and to make the Loan to Community, Community covenants and agrees that so long as any credit hereunder shall be available and until payment in full of the Loan, unless Lender shall otherwise consent in writing, it shall do all of the following:

               a. Taxes and Other Liabilities. Community shall pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or the Collateral.

               b. Certain Notices. Community shall promptly notify Lender of the occurrence of any event or condition which, if not remedied would result in a material, adverse change in the financial condition of Community.

               c. Loan Documents. Community shall, at all times, comply with all of the provisions of this Loan Agreement and the other Loan Documents.

               d. Further Assurances. Community shall execute and deliver from time to time, promptly after any reasonable request therefor by Lender, any and all instruments, agreements and documents necessary to accomplish the intent of the Loan Documents, including any UCC-1 financing statements, and shall take such other action as may be reasonably necessary or desirable to consummate the transactions contemplated by the Loan Documents.

                          ARTICLE X. EVENTS OF DEFAULT

         The occurrence of any one or more of the following shall constitute an Event of Default under this Agreement:

         10.1. Failure to make payments when due. Failure to repay the Loan on the Maturity Date or the failure to make any required payment or pay any monies within five (5) days after such payment or monies are due under the Note or other Loan Documents.

         10.2. Default in other Loan Documents. Failure to comply with any of the covenants made by Community in this Loan Agreement or failure to comply with any obligation or condition of any of the Loan Documents within the time period specified therein or an Event of Default shall occur under any of the Loan Documents.

         10.3. Breach of other Agreements. Any breach or default under any other material agreement including, without limitation, the Consulting Agreement, (and which remains uncured or continues beyond any applicable grace Period).

         10.4. Bankruptcy or Insolvency. Any of the following shall occur:

               a. Insolvency of the Community, or

               b. If any governmental authority, or any court at the instance thereof, shall take possession of any substantial part of the property of, or assume control over, the affairs or operations of, or a receiver or trustee shall be appointed over all or any substantial part of, or a writ or order of attachment or garnishment shall be issued or made against any of the property of Community, and any such writ or order of attachment or garnishment shall remain undischarged for a period of ninety (90) days or;

               c. If Community shall make an assignment for the benefit of creditors; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement or

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readjustment of debts, dissolutions, liquidation, or similar proceedings relating to the Community under the laws of any jurisdiction; or

         10.5. Representation or Warranty. Any representation or warranty made by Community in this Loan Agreement or any other Loan Document at the date hereof or at the date of any disbursement of the Loan shall be materially false.

         10.6. Injunction. An order or decree shall be entered in any court of competent jurisdiction enjoining or restraining the consummation of the transactions contemplated by this Loan Agreement or any of the other Loan Documents, which order or decree shall not be vacated within sixty (60) days after it is entered.

         10.7. Invalidity. Any of the Loan Documents shall, at any time and for any reason except as may be caused by Lender, cease to be valid, binding, and enforceable against Community or Community shall contest or deny the validity or enforceability of any of the Loan Documents.

         10.8. Cure Periods. Except for defaults involving the breach of an obligation to pay money, and for the Events of Default described in Sections
10.6 and 10.7, any default is curable and shall be deemed cured, if Community immediately commences to cure said default within thirty (30) days after receipt of Lender's notice of default, provided that if a default cannot reasonably be cured within thirty (30) days, Community shall have an additional period of thirty (30) days to cure the default, and Community diligently proceeds to cure said default to completion. Breach of an obligation to pay money shall give rise to an Event of Default upon the expiration of any applicable cure period referenced in this Article X.

                              ARTICLE XI. REMEDIES

         All rights and remedies of Lender under this Article XI shall be in addition to all rights and remedies of Lender set forth in the other Loan Documents.

         11.1. Rights of Lender. On the occurrence of any Event of Default:

               a. Lender may declare the Loan to be, and the same shall forthwith become due and payable without presentment, demand, protest or further notice of any kind, together with accrued interest thereon; and

               b. Lender shall have all of the rights and remedies provided in the Loan Documents.

         11.2. Setoff. On the occurrence of an Event of Default, Lender may, to the extent permitted by law, at any time and from time to time, without notice to Community or any other Person (any such notice being expressly waived), setoff, appropriate and apply against and on account of any obligations of Community, irrespective of whether or not Lender shall have made any demand therefor any indebtedness at any time held or owing by Lender to or for the credit or the account of Community.

         11.3. Remedies Cumulative. Subject to the provisions of Article XII, all rights and remedies of Lender provided for in this Loan Agreement are cumulative and shall be in addition to any and all of the rights and remedies available under the Note or any other Loan Document, or available at law or in equity. No exercise by Lender of any right or remedy shall in any way constitute a cure or a waiver of any Event of Default hereunder, or invalidate any action pursuant to any notice of default, or prejudice Lender in the exercise of any other right or remedy available to it. No failure on the part of Lender to exercise, and no delay in exercising, any right or remedy shall operate as a waiver or otherwise preclude enforcement of any of its rights or

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remedies; nor shall any single or partial exercise of any right or remedy preclude any further exercise thereof or of any other right or remedy.

                            ARTICLE XII. ENFORCEMENT

         12.1. Judicial Enforcement. Subject to the limitations set forth in
Section 12.2, either party to this Agreement may seek appropriate relief in the courts of the United States, unless the parties agree to an alternative forum, for the breach of the Agreement by the other party. In the event that a federal court determines that it cannot exercise jurisdiction over such a cl im, then and only then may the parties seek relief in the appropriate California state court.

         12.2. Consent to Suit to Enforce Agreement. The Community waives any immunity from suit it may have solely for purposes of enforcement of the terms of this Loan Agreement by Lender. This waiver is a limited waiver of sovereign immunity, and any damages which may arise as a result of the Community's or its officially recognized representatives' action shall be limited exclusively to the Community's interest in the Collateral or revenues derived from the operation of the Gaming Enterprise. This consent to suit is granted solely for purposes of enforcing this Agreement in any subsequent court proceeding commenced for that purpose. Nothing contained in this Section shall be construed to confer any benefit, tangible or intangible, on any person or entity not a party to this Agreement or as a waiver with respect to any such third person or entity. The Community's waiver hereunder extends only to a direct action by Consultant for money damages, specific performance, foreclosure against Collateral, injunctive relief, and/or declaratory relief for the Community's breach of this Agreement, as limited by this Section.

         12.3. No Exhaustion of Tribal Court Remedies. The parties hereby agree that the assumption of jurisdiction by any court of competent jurisdiction authorized herein shall not be delayed or curtailed by any doctrine requiring exhaustion of tribal court remedies, as the parties have expressly agreed that either federal court or state court jurisdiction is appropriate under the Loan Documents and the Community does not have a tribal court.

         12.4. Limitation on Recourse. Lender agrees that

               a. Any judgment or decree in any action brought to enforce the Obligations shall be enforceable against Community only to the extent of Community's interest in the Collateral, and

               b. Any such judgment or decree shall not be subject to execution upon or be lien upon the other assets of Community; provided, however, nothing contained in this Loan Agreement shall affect or limit the ability of Lender to enforce any of its rights or remedies with respect to the Collateral.

                  ARTICLE XIII. NO MANAGEMENT SERVICES PROVIDED

         The parties expressly acknowledge that this is a Funding and Loan Agreement and that Consultant shall not engage in any management activities or perform any management services with respect to the Community's Gaming Enterprise or any future gaming facilities of the Community. It is expressly agreed that neither Consultant nor any of its officers, directors or employees shall serve on the Management Committee or Board of Directors of the Enterprise or have any vote in the deliberations of the Management Committee.

                  ARTICLE XIV. NO LEASE OR POSSESSORY INTEREST

         The parties to this Loan Agreement agree and expressly warrant that this Agreement is not a lease and does not convey any present or future interest whatever in the building or property on which the Community's Gaming Enterprise is to be located, or any proprietary or possessory interest in the Enterprise itself. The Community maintains the sole proprietary and possessory interest in the Enterprise. Moreover, the parties to this Agreement further warrant and understand that this Agreement is for financing only and does not relate to the management of the Enterprise; does not grant to Consultant the exclusive right to operate the Enterprise; does not prohibit the Community from encumbering its lands; and that the Agreement is not "relative to Indian lands" within the meaning of 25 U.S.C. Section 81.

                            ARTICLE XV. MISCELLANEOUS

         15.1. Successors and Assigns. The te ms and provisions o(pound) this Loan Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Community, Lender and their respective successors and assigns, except that Community shall not assign any of its rights hereunder without the express written consent of Lender.

         15.2. Amendments. This Loan Agreement and the Loan Documents may not be amended or modified in any manner nor any material provision waived without the written consent of Lender and Community.

         15.3. Notices. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing and shall be delivered by hand or sent by registered or certified mail, postage pre-paid, return receipt requested, through the United States Postal Service or by overnight commercial delivery service to the addresses shown below or such other addresses which the parties may provide to one another in accordance herewith. Such notices, requests, and demands, if sent by mail, shall be deemed given three (3) Business Days after deposit in the United States mail, and, if delivered by hand, shall be deemed given when delivered:

               To Community:  United Auburn Indian Community
                              ATTN:  President
                              661 Newcastle Road, #1
                              Newcastle, California  95658

               To Lender:     Table Mountain/ACES Joint Venture
                              c/o Table Mountain Casino
                              8184 Table Mountain Road
                              P. O. Box 445
                              Friant California 93626

         15.4. Failure or Indulgence not Waiver. No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other rights, powers, or privilege.

         15.5. Severability. If any provision in this Loan Agreement or any of the Loan Documents shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of such agreement and the validity, legality and enforceability of the remaining provisions shall not in anyway be effected or impaired thereby.

         15.6. Titles and Headings. The various headings used in this Loan Agreement are inserted for convenience only and shall not in way affect the meaning or construction of this Loan Agreement or any provision hereof.

         15.7. Choice of Law. This Loan Agreement, the other Loan Documents and the rights and obligations of the parties hereto shall be governed by the laws of the United States.

         15.8. Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

         15.9. Time is of the Essence. Time is of the essence of this Loan Agreement and each and every provision hereof.

         15.10 No Waiver. No disbursement of proceeds of the Loan shall constitute a waiver of any conditions to Lender's obligation to make further disbursements nor, in the event Community is unable to satisfy any such conditions, shall any such waiver have the effect of precluding Lender from thereafter declaring such inability to constitute a breach of this Loan Agreement.

         15.11 Incorporation of Recitals and Exhibits. The preamble, recitals, and exhibits hereto are hereby incorporated into this Loan Agreement.

         15.12 Attorneys' Fees. In the event of any litigation between Lender and Community arising out of the obligations of either party under this Loan Agreement or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation, including, without limitation, reasonable attorneys' fees.

         15.13 Consents. Unless otherwise expressly provided herein, neither Lender nor Community shall unreasonably withhold or delay the giving of any consent or approval required pursuant to this Loan Agreement or pursuant to any other Loan Document.

         IN WITNESS WHEREOF, Community and Lender have caused this Agreement to be duly executed and delivered as of the date first above written.

UNITED AUBURN INDIAN COMMUNITY             TABLE MOUNTAIN/ACES JOINT VENTURE

By: \s\Jessica Tavares                     By: \s\Ronald J. Tassinari
    -----------------------------              ---------------------------------
    JESSICA TAVARES, President                 RONALD J. TASSINARI


                                           By: \s\Vern Castro
                                               ---------------------------------
                                               VERN CASTRO

                                    EXHIBIT A

                              CONSULTING AGREEMENT

         This Consulting Agreement is entered into and effective this 1st day of February, 1996, by and between the United Auburn Indian Community, 661 Newcastle Road, #1, Newcastle, California 95658, a federally recognized Indian Tribe (hereafter "Auburn" or the "Community") and Table Mountain/ACES Joint Venture, a joint venture between American Casino Enterprises, Inc., 6243 Industrial Road, Las Vegas, Nevada 89118, a Nevada corporation, and the Table Mountain Band of Indians of the Table Mountain Rancheria, P. O. Box 410, Friant, California 93623, a federally recognized Indian Tribe (hereafter "Consultant").

                                    RECITALS

         WHEREAS, the Community is a federally recognized Indian Tribe with a governing body recognized by the Secretary of the Interior; and

         WHEREAS, under the Auburn Indian Restoration Act, P.L. 103 434, 25 U.S.C. Section 1300(1), the Secretary of the Interior shall take into trust for the Community certain lands located in Placer County, California; and

         WHEREAS, the Community desires to expedite the development of the economy of the United Auburn Indian Community in order to improve tribal self-government and economic self-sufficiency, to enable the Community better to serve the social, economic, educational and health needs of its members and to provide its members with opportunities to improve their own economic circumstances without having to work outside of the tribal community; and

         WHEREAS, the Community seeks to establish and operate a Tribal Gaming Enterprise as the best feasible means by which to accomplish the Community's objectives as described in the preceding paragraph (hereafter the "Enterprise") and

         WHEREAS, the Enterprise shall be managed by the Community through a Management Committee appointed by the Community's governing body and comprised solely of members of the Community; and

         WHEREAS, the Community and the Management Committee require technical assistance, advice, training and consulting services in connection with the development, construction, operation and business affairs of the Enterprise in order to maximize the revenues and employment opportunities derived by the Community from the Enterprise; and

         WHEREAS, the Community has determined that Consultant can provide the technical assistance, advice, training and consulting services required by the Community while respecting the sovereign rights and authority of the Community; and

         WHEREAS, the parties acknowledge and agree that under this Agreement, Consultant shall not manage, direct, control or have a vote concerning any aspect of the Enterprise, the management of which shall be exercised exclusively by the Community.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

I.       ENGAGEMENT OF CONSULTANT AND SCOPE OF CONSULTING SERVICES

         A. Engagement of Consultant

         The Community has and shall continue to have the sole proprietary interest in and management responsibility for the conduct of all gaming activities conducted by the Enterprise. The Community is seeking technical assistance and expertise in the operation of its gaming activities and hereby retains and engages the Consultant to provide consulting services to the Community and the Enterprise, and to the Enterprise's management and employees as specified herein.

         B. Consulting Services

         Consultant shall consult with and provide technical assistance, training and advice to the Community, members of the Management Committee of the Enterprise and to Enterprise employees and staff, in accordance with paragraph E below, concerning all matters relating to the development, construction, operation and business activities of the Enterprise including but not limited to organization and administration, employee training programs, planning and development, gaming activities, internal controls and accounting procedures, cage operations, engineering and maintenance, housekeeping, human resources, management information services, marketing and advertising, purchasing, surveillance, security, and food and beverage operations, all as set forth in more detail in Exhibit A, attached hereto.

         C. Expansion of Gaming Facilities

         In the event that the Community acts to expand the Enterprise or to add additional gaming facilities during the term of this Agreement, Consultant will provide the above-described consulting services with respect to any new or expanded gaming facilities developed by the Community during the term of this Agreement.

         D. Cooperative Efforts

         Both parties to this Agreement shall exercise their best efforts to fully cooperate with each other in the performance of the services to be rendered hereunder, provided, however, that it shall be within the sole discretion of the Community to determine whether or not to act upon or implement the technical assistance, consultation or advice provided by Consultant.

         E. Services Provided at Direction of Community

         The determination as to what specific consulting services [identified in Exhibit A] shall be provided by Consultant, and the format in which the Consultant's reports or recommendations are to be provided shall be determined exclusively by the Community, and the consulting services provided hereunder shall be performed by Consultant in accordance with and under such tribal direction.

            1. The Consultant has provided the Community with a list of areas (Exhibit A) in which it is prepared to provide consulting services. The Consultant will update this list as necessary during the term of this Agreement.

            2. The Community shall, from time to time and after consultation with the Consultant, identify and issue consulting assignments for specific tasks to be performed by the Consultant.

            3. The Consultant will perform in accordance with the terms of this agreement in order to accomplish the consulting assignments issued by the Community. Consultant will report to Community on all work performed under each consulting assignment.

            4. Payment under this Agreement shall be conditioned upon compliance by the Consultant with the terms and conditions of this Agreement.

The Community's Management Committee shall review the work performed by the Consultant on a monthly basis, but the decision to adopt, approve or implement any proposal, suggestion or recommendation made by Consultant shall rest exclusively with the Community.

II.      NO MANAGEMENT SERVICES PROVIDED

         The parties expressly acknowledge that this is a Consulting Agreement and that Consultant shall not engage in any management activities or perform any management services with respect to the Enterprise or any future gaming facilities of the Community. It is expressly agreed that neither Consultant nor any of its officers, directors or employees shall serve on the Management Committee of the Enterprise or have any vote in the deliberations of the Management Committee.

III.     TERM OF AGREEMENT

         A. Term

         Consultant shall have certain funding obligations to the Community commencing on February 1, 1996, as specified herein. For purposes of providing consulting services with respect to the operation of the Gaming Enterprise, this Agreement shall have a term which commences on the Effective Date, as defined below, and which continues for a period of sixty (60) months thereafter, unless sooner terminated under VI.

         B. Effective Date

         For purposes of providing consulting services with respect to the operation of the Gaming Enterprise, this Agreement shall be effective on the date the Gaming Enterprise opens for business to the public.

IV.      CONFIDENTIALITY

         The parties agree that they will not disclose the financial terms of this Agreement to third parties unless such disclosure is required by federal, state or tribal law or regulation, provided, however, that nothing contained herein shall be deemed to prohibit Consultant from making public disclosures required by law as a publicly held corporation. Consultant further agrees that it will not disclose to third parties business and financial information of a confidential nature concerning the Enterprise that it learns in the course of carrying out its duties under this Agreement, including, but not limited to, information concerning revenues, numbers of patrons, expenses, financial plans, or budgets. Upon written request of one party, the requirements of this Section may be waived by the other party in writing, such waiver to be conditioned on whatever terms are included in the written waiver.

V.       COMPENSATION OF CONSULTANT

         In consideration of the satisfactory@ performance of the consulting services as described herein, Consultant shall receive from the Community, on a monthly basis during the term of this Agreement following the Effective Date as specified in Section III.B. above, compensation payable as follows:

         A. Base Consulting Fee

         Consultant shall receive a Base Consulting Fee of One Hundred Fifty Thousand Dollars ($150,000.00) per month. The Base Consulting Fee shall be paid to the Consultant by the fifth (5th) day of the following month.

         B. Additional Consulting Fee

         In addition to the Base Consulting Fee, Consultant shall be paid an Additional Consulting Fee in any month in which the Net Income of the Enterprise (before the recognition of any Consulting Fees) exceeds One Million Dollars ($1,000,000.00). The Additional Consulting Fee shall be calculated as follows:

         1. Subject to the provisions of subsection B.2. below, the Additional Consulting Fee shall be Thirty Seven Thousand Five Hundred Dollars ($37,500.00) for each increment of Two Hundred Fifty Thousand Dollars ($250,000.00) of Net Income, or any portion thereof, above One Million Dollars ($1,000,000.00) (before the recognition of any Consulting Fees) for that month.

         2. Subsection B.1. notwithstanding, in the event that all three (3) of the following conditions are met, the Additional Consulting Fee shall be reduced as provided herein. The three (3) conditions required for reduction of the Additional Consulting Fee shall be:

            (a) The Loan (and all advances made thereunder) to the Community by Consultant pursuant to certain Loan Documents between the parties has been repaid in full; and

            (b) The Community has entered into a compact with the State of California and has begun the operation of class III gaming at the Gaming Enterprise; and

            (c) Net Income of the Gaming Enterprise in that month exceeds Three Million Dollars ($3,000,000.00) (before the recognition of any Consulting Fees).

In the event that all three (3) of the above conditions are met in any month, the Additional Consulting Fee shall be Thirty One Thousand Two Hundred Fifty Dollars ($31,250.00) for each increment of Two Hundred Fifty Thousand Dollars ($250,000.00) of Net Income, or any portion thereof, above Three Million Dollars ($3,000,000.00) (before the recognition of any Consulting Fees) for that month.

         3. Any Additional Consulting Fee payable under this Agreement shall be paid to Consultant by the twentieth (20th) day of the following month.

         C. No Percentage Fees

         Nothing contained herein shall authorize or permit the calculation of any Consulting Fee based upon a percentage of gross or net revenue or income of the Enterprise.

         D. Generally Accepted Accounting Principles

         For purposes of this Section VI, Net Income of the Enterprise shall be calculated in accordance with generally accepted accounting principles, but shall not include any Consulting Fees paid or payable under this Agreement.

VI.      TERMINATION

         A. Termination for Cause

            1. Either party may terminate this Agreement for the following causes:

               (a) Committing or knowingly allowing to be committed any act of theft or embezzlement; however, theft or embezzlement by an officer or employee of Consultant without Consultant's knowledge shall not be cause for termination of this Agreement, as long as Consultant repays to the Enterprise all sums which said officer or employee may have stolen, or embezzled, as soon as Consultant becomes aware of facts from which a reasonable person would conclude that such acts occurred.

               (b) Committing or allowing to be committed any material breach of the Agreement. A material breach of this Agreement shall be a failure of either party to perform any duty or obligation required of a party under this Agreement.

               (c) A material breach of any of Consultant's representations that adversely affects its ability to carry out its responsibilities under this Agreement.

            2. Neither party may terminate this Agreement on grounds of material breach unless it has provided written notice to the other party of its intention to declare a default and to terminate this Agreement, and the defaulting party fails to cure or take substantial steps to cure the default within twenty (20) days of receipt of such notice. The discontinuance or correction of the material breach shall constitute a cure thereof.

            3. In the event of termination on account of Consultant's breach, all undistributed Enterprise funds to which Consultant otherwise would be entitled under this Agreement shall be placed in an interest-bearing escrow account for an initial period of 120 days; if Consultant acts within that time to invoke its remedies under Section VI.B of this Agreement, such funds shall remain in that account until the dispute has been resolved.

            4. If Consultant fails to invoke its remedies under Section VI.B of this Agreement within 120 days after termination on account of its breach the funds in said account shall be released to the community at the end of that period. Otherwise, the funds shall remain in the account until the dispute has been finally resolved or adjudicated, at which time the funds and accrued interest will be released to the prevailing party. In addition, if the dispute is resolved in favor of the Community, the Community shall be paid all the sums owed to it by Consultant as of the date of termination.

         B. Remedies for Breach

            1. Consultant shall in good faith attempt to resolve any grievances, complaints or disputes that are brought to its attention by the Management Committee. The Management Committee will also notify Consultant in writing of any serious problems with Consultant's performance at Consultant's address of record. Within ten (10) days of receipt of such notice, unless the problem has been resolved, Consultant shall meet and confer in good faith with the Management Committee to determine what remedial action, if any, is necessary.

            2. Subject to the limitations set forth in subsection 1, either party to this Agreement may seek appropriate relief in courts of the United States, unless the parties agree to an alternative forum, for the breach of the Agreement by the other party. In the event that the federal court determines that it cannot exercise jurisdiction over such a claim, then and only then may the parties seek relief in the appropriate California state court. The limitations on remedies for breach are as follows:

               (a) The only breaches by the Community for which an action may be brought hereunder by Consultant shall be the failure to pay compensation when and in amounts due or for the unauthorized termination of this Agreement.

               (b) The Community's consent to suit hereunder extends only to a direct action by Consultant for money damages, specific performance, injunctive relief, and/or declaratory relief for the Community's breach of this Agreement by Consultant.

               (c) The Community's maximum liability for money damages for breach of this Agreement shall not exceed an amount equal to what Consultant reasonably could be expected to have earned as compensation between the date of the Community's breach and the remainder of the term of this Agreement.

               (d) The only assets or income of the Community which may be subject to levy and execution in the event that a judgment is entered against the Community for its breach of this Agreement shall be the revenues of the Enterprise during the term of this Agreement which but for the Community's breach, would have been paid to Consultant as compensation during the remainder of the term of this Agreement had it not been breached.

VII.     NOTICE

         Any notice required to be given pursuant to this Agreement shall be delivered by Express Mail or overnight courier service, addressed as follows:

            to the Community:

            United Auburn Indian Community
            ATTN: President
            661 Newcastle Road, #1
            Newcastle, California 95658

            and to Consultant at:

            Table Mountain/ACES Joint Venture
            Attn: Vern Castro or Ronald J. Tassinari
            c/o Table Mountain Casino
            8184 Table Mountain Road
            P. O. Box 445
            Friant, California 93626

            or to their designees.

VIII.    COVENANT OF GOOD FAITH AND FAIR DEALING

         Consultant and the Community hereby specifically warrant and represent to each other that neither shall act in any manner which would cause this Agreement to be altered, amended, modified, canceled, or terminated (except for cause) without the consent of the other.

IX.      CONSENT TO SUIT TO ENFORCE AGREEMENT.

         The Community waives any immunity from suit it may have solely for purposes of enforcement of the terms of this Agreement by Consultant. This waiver is a limited waiver of sovereign immunity, and any damages which may arise as a result of the Community's or its officially recognized representatives' action shall be limited exclusively to the Community's interest in revenues derived from the operation of the Enterprise as set forth in Section VI.B.2(c) and (d). This consent to suit is granted solely for purposes of enforcing this Agreement in any subsequent court proceeding commenced for that purpose. Nothing contained in this Section shall be construed to confer any benefit, tangible or intangible, on any person or entity not a party to this Agreement or as a waiver with respect to any such third person or entity.

X.       ASSIGNMENT, SUBCONTRACTS AND REPRESENTATIONS

         A. Consultant shall not assign or subcontract any of its obligations under this Agreement without the Community's written consent, provided that Consultant may assign this contract unilaterally to a wholly owned subsidiary of Consultant as long as said subsidiary does not involve any change in principals, directors, partners or ownership.

         B. The Community and Consultant further warrant and represent that they shall take all actions necessary to insure that this Agreement shall remain in good standing at all times and will fully cooperate with each other in achieving the goals of this Agreement.

         C. Consultant further specifically warrants that no officer, director, or employee of Consultant, presently is charged with or has been convicted of any crime involving theft, fraud, misrepresentation, embezzlement or other acts of dishonesty, and that no person convicted of any such act knowingly will be allowed to become an officer, director or employee of Consultant.

XI.      AUTHORITY TO EXECUTE

         Each party warrants to the other that it has full authority to execute this Agreement and will, upon written request by the other party, provide satisfactory written evidence thereof.

XII.     NO LEASE OR POSSESSORY INTEREST

         The parties to this Agreement agree and expressly warrant that this Agreement is not a lease and does not convey any present or future interest whatever in the building or property on which the Community's Enterprise is to be located, or any proprietary or possessory interest in the Enterprise itself. The Community maintains the sole proprietary and possessory interest in the Enterprise. Moreover, the parties to this Agreement further warrant and understand that this Agreement is for consulting services only and does not relate to the management of the Enterprise; does not grant to Consultant the exclusive right to operate the Enterprise; does not prohibit the Community from encumbering its lands; and that the Agreement is not "relative to Indian lands" within the meaning of 25 U.S.C. Section 81.

XIII.    CONFLICT OF INTEREST PROHIBITIONS

         A. The parties represent that no payments have been made and agree that no payment will be made to any individual elected member of the Community's tribal government or relative of any elected member of the Community's tribal government for the purpose of obtaining or maintaining this Agreement or any other privilege for the Consultant. For purposes of this paragraph, "relative" means an individual who is related to and lives in the immediate household of an elected member of the Community's tribal government.

         B. No party in interest in Consultant is an elected member of the government of the Community, or a relative of said member as defined by the Secretary of the Interior.

XIV.     MODIFICATION

         This Agreement may be modified only with the formal written agreement of both parties.

XV.      SEVERABILITY

         In the event any provision of this Agreement is for any reason held to be illegal or unenforceable, such provision will be severed or otherwise modified as may best preserve the intention of the parties hereto, and the Agreement as so modified will remain in full force and effect.

XVI.     RECITALS INCORPORATED

         The recitals set forth above are a material part of this Agreement, and are incorporated herein as if fully set forth here.

XVII.    GOVERNING LAW

         This Agreement shall be governed by the laws of the United States.

XVIII.   ENTIRE AGREEMENT

         This Agreement is the entire agreement between the parties with respect to the subject matter of this Agreement and it is expressly understood that there are no oral, written or collateral agreements between the parties or other parties with a financial interest in the subject matter of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on this 1st day of February, 1996.


UNITED AUBURN INDIAN COMMUNITY                TABLE MOUNTAIN/ACES JOINT VENTURE

By: \s\Jessica Tavares                        By: \s\Ronald J. Tassinari
    -----------------------------                 ------------------------------
    JESSICA TAVARES, President                    RONALD J. TASSINARI


                                              By: \s\Vern Castro
                                                  ------------------------------
                                                  VERN CASTRO


                               [EXHIBITS OMITTED]